Exhibit 10.34
Amendment to Executive/Management Employment Agreement
This Amendment is made as of May 1, 2005 by and among Alon USA GP, LLC (“Employer”) and Yosef Israel (“Executive”).
Whereas, the Employer and Executive entered into that certain Executive/Management Employment Agreement dated as of September 1, 2000 (the “Employment Agreement”); and
Whereas, it is necessary to amend the Employment Agreement to extend the term of the Employment Agreement and provide for additional provisions related to the title and capacity of the Executive.
Now therefore, the parties agree as follows:
1.	In addition to capacity and title set forth in Section 1(b) of the Employment Agreement, Executive shall serve as Vice President of Mergers and Acquisitions of Alon USA Energy, Inc., a Delaware corporation, the indirect parent of the Company.
2.	Notwithstanding Section 1(c) of the Employment Agreement, the initial term of employment shall end on April 30, 2010; thereafter, the term shall renew automatically as provided in Section 1(c) of the Agreement.
3.	Except as set forth in this Amendment, nothing contained herein is intended to modify or otherwise affect the terms and conditions of the Employment Agreement which shall remain in full force and effect.
In witness whereof, the parties have caused this Amendment to be executed and delivered as of the date first written above.
Alon USA GP, LLC

By:	/s/ David Wiessman

Name: David Wiessman

Executive:	/s/ Yosef Israel